Exhibit 99.1
February 4, 2025

Prudential Financial, Inc. Announces
2024 Results

•2024 net income attributable to Prudential Financial, Inc. of $2.727 billion or $7.50 per Common share versus $2.488 billion or $6.74 per share for 2023.
•2024 after-tax adjusted operating income of $4.588 billion or $12.62 per Common share versus $4.380 billion or $11.88 per share for 2023.
•Fourth quarter 2024 net loss attributable to Prudential Financial, Inc. of $57 million or $0.17 per Common share versus net income of $1.317 billion or $3.61 per share for the year-ago quarter.
•Fourth quarter after-tax adjusted operating income of $1.068 billion or $2.96 per Common share versus $926 million or $2.54 per share for the year-ago quarter.
•Book value per Common share of $77.62 versus $76.77 per share for the year-ago quarter; adjusted book value per Common share of $95.82 versus $96.64 per share for the year-ago quarter.
•Parent company highly liquid assets(1) of $4.6 billion versus $4.1 billion for the year-ago quarter.
•Assets under management(2) of $1.512 trillion versus $1.450 trillion for the year-ago quarter.
•Capital returned to shareholders of $720 million in the fourth quarter, including $250 million of share repurchases and $470 million of dividends, versus $708 million in the year-ago quarter. Dividends paid in the fourth quarter were $1.30 per Common share, representing a 5% yield on adjusted book value.
•As previously announced, the Company’s Board of Directors has authorized the repurchase of up to $1.0 billion of outstanding Common Stock during the period from January 1, 2025 through December 31, 2025. In addition, the Company declared a quarterly dividend of $1.35 per share of Common Stock, payable on March 13, 2025, to shareholders of record as of February 18, 2025. This represents an increase of 4% over the prior year dividend level, the 17th consecutive year the dividend has been increased.

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Prudential Financial, Inc. Fourth Quarter 2024 Earnings Release	Page 2
Charles Lowrey, Chairman & CEO, commented on results:

"Our 2024 results reflect strong sales across our retirement and insurance businesses and significant positive net flows in PGIM. We also made substantial progress to become a higher growth, more capital efficient company. We further diversified our product mix and expanded distribution channels to reach more people around the world, while continuing to address the growing global retirement opportunity and increased demand for alternative investments.

We balanced meaningful returns to our shareholders with continued investment in the growth of our businesses, all while maintaining our robust financial strength.

We also announced several executive leadership changes, and as we look ahead to our 150th anniversary this year, Prudential is well positioned to continue to deliver long-term, sustainable growth and remain a global leader in expanding access to investing, insurance, and retirement security.”

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported year-end and fourth quarter 2024 results. Net income attributable to Prudential Financial, Inc. was $2.727 billion ($7.50 per Common share) for 2024, compared to $2.488 billion ($6.74 per Common share) for 2023. After-tax adjusted operating income was $4.588 billion ($12.62 per Common share) for 2024, compared to $4.380 billion ($11.88 per Common share) for 2023.

Net loss attributable to Prudential Financial, Inc. was $57 million ($0.17 per Common share) for the fourth quarter of 2024, compared to net income of $1.317 billion ($3.61 per Common share) for the fourth quarter of 2023. After-tax adjusted operating income was $1.068 billion ($2.96 per Common share) for the fourth quarter of 2024, compared to $926 million ($2.54 per Common share) for the fourth quarter of 2023.

Consolidated adjusted operating income and adjusted book value are non-GAAP measures. A discussion of these measures, including definitions thereof, how they are useful to investors, and certain limitations thereof, is included later in this press release under “Non-GAAP Measures” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.

RESULTS OF ONGOING OPERATIONS
The Company’s ongoing operations include PGIM, U.S. Businesses, International Businesses, and Corporate & Other. In the following business-level discussion, adjusted operating income refers to pre-tax results.
PGIM
PGIM, the Company’s global investment management business, reported adjusted operating income of $259 million for the fourth quarter of 2024, compared to $172 million in the year-ago quarter. This increase primarily reflects higher asset management fees and other related revenues, which were driven by higher incentive fees, partially offset by higher expenses.
PGIM assets under management of $1.375 trillion were up 6% from the year-ago quarter, driven by net inflows, equity market appreciation, and strong investment performance. Total net flows in the quarter of $8.6 billion reflect affiliated net inflows of $8.9 billion, partially offset by $0.3 billion of third-party net outflows. Third-party institutional outflows were $0.5 billion as real estate outflows were partially offset by positive momentum in fixed income. Third-party retail inflows of $0.2 billion were primarily driven by fixed income. Total net flows for 2024 were $37.7 billion, including $24.1 billion of affiliated flows and $13.6 billion of third-party flows.
U.S. Businesses
U.S. Businesses reported adjusted operating income of $860 million for the fourth quarter of 2024, compared to $964 million in the year-ago quarter. This decrease primarily reflects higher expenses, related to one-time transaction impacts associated with closing the Guaranteed Universal Life reinsurance transaction and the consolidation of our captive financing arrangements, lower net fee income, and less favorable underwriting results, partially offset by higher net investment spread results.
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Prudential Financial, Inc. Fourth Quarter 2024 Earnings Release	Page 3
Retirement Strategies, consisting of Institutional Retirement Strategies and Individual Retirement Strategies, reported adjusted operating income of $851 million for the fourth quarter of 2024, compared to $890 million in the year-ago quarter.

Institutional Retirement Strategies:
•Reported adjusted operating income of $427 million in the current quarter, compared to $432 million in the year-ago quarter. This decrease primarily reflects less favorable underwriting results offset by higher net investment spread results.

•Net account values of $279 billion, a record high, increased 8% from the year-ago quarter, reflecting the benefits of business growth and market appreciation. Sales in the current quarter of $10 billion included longevity risk transfer transactions of $6 billion. Full year sales of $36 billion increased 27% from prior year.

Individual Retirement Strategies:
•Reported adjusted operating income of $424 million in the current quarter, compared to $458 million in the year-ago quarter. This decrease primarily reflects lower fee income, net of distribution expenses and other associated costs, and higher expenses, partially offset by higher net investment spread results.

•Net account values of $127 billion increased 8% from the year-ago quarter, driven by market appreciation. Sales of $3.6 billion in the current quarter increased 73% from the year-ago quarter, reflecting continued momentum of our registered index-linked and fixed annuity products.

Group Insurance:
•Reported adjusted operating income of $66 million in the current quarter was consistent with the year-ago quarter as higher net investment spread results and more favorable underwriting results were offset by higher expenses.

•Full year sales of $550 million, increased 4% from prior year, primarily driven by growth in supplemental health.

Individual Life:
•Reported a loss, on an adjusted operating income basis, of $57 million in the current quarter, compared to income of $8 million in the year-ago quarter. This decrease primarily reflects one-time transaction costs associated with the Guaranteed Universal Life reinsurance transaction and the consolidation of our captive financing arrangements.

•Sales of $326 million in the current quarter, a record high, increased 59% from the year-ago quarter, driven by variable life sales.
International Businesses
International Businesses, consisting of Life Planner and Gibraltar Life & Other, reported adjusted operating income of $742 million for the fourth quarter of 2024, compared to $748 million in the year-ago quarter. This decrease primarily reflects less favorable underwriting results and higher expenses, partially offset by higher net investment spread results.
Life Planner:
•Reported adjusted operating income of $461 million in the current quarter, compared to $464 million in the year-ago quarter. This decrease primarily reflects higher expenses and a net unfavorable impact from foreign currency exchange rates, partially offset by higher net investment spread results.

•Constant dollar basis sales(3) of $272 million in the current quarter decreased 3% from the year-ago quarter, driven by lower U.S. dollar product sales in Japan, partially offset by sales growth in Brazil.

Gibraltar Life & Other:
•Reported adjusted operating income of $281 million in the current quarter, compared to $284 million in the year-ago quarter. This decrease primarily reflects less favorable underwriting results mostly offset by higher net investment spread results.

•Constant dollar basis sales(3) of $247 million in the current quarter decreased 21% from the year-ago quarter, driven by lower U.S. dollar product sales.
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Prudential Financial, Inc. Fourth Quarter 2024 Earnings Release	Page 4
Corporate & Other
Corporate & Other reported a loss, on an adjusted operating income basis, of $490 million for the fourth quarter of 2024, compared to a loss of $653 million in the year-ago quarter. This lower loss primarily reflects lower expenses, driven by the absence of a restructuring charge in the prior year.
NET INCOME
Net loss in the current quarter included $1.525 billion of pre-tax net realized investment losses and related charges and adjustments, including $202 million of pre-tax net credit-related losses, $77 million of pre-tax losses related to net change in value of market risk benefits, $72 million of pre-tax losses from divested and run-off businesses, and $60 million of pre-tax gains related to market experience updates.
Net income for the year-ago quarter included $338 million of pre-tax net realized investment gains and related charges and adjustments, largely reflecting the impacts of lower interest rates, and includes $21 million of pre-tax net credit-related losses, $216 million of pre-tax gains related to net change in value of market risk benefits, $78 million of pre-tax losses related to market experience updates, and $7 million of pre-tax losses from divested and run-off businesses.
EARNINGS CONFERENCE CALL
Members of Prudential’s senior management will host a conference call on Wednesday, February 5, 2025, at 11:00 a.m. ET to discuss with the investment community the Company’s fourth quarter results. The conference call will be broadcast live over the Company’s Investor Relations website at investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. Institutional investors, analysts, and other interested parties are invited to listen to the call by dialing one of the following numbers: (877) 407-8293 (domestic) or (201) 689-8349 (international). A replay will also be available on the Investor Relations website through February 19. To access a replay via phone starting at 3:00 p.m. ET on February 5 through February 19, dial (877) 660-6853 (domestic) or (201) 612-7415 (international) and use replay code 13750181.

FORWARD-LOOKING STATEMENTS
Certain of the statements included in this release, including those regarding our strategy to become a higher growth, more capital efficient company, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements herein are subject to the risk, among others, that we will be unable to execute our strategy because of market or competitive conditions or other factors. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.
NON-GAAP MEASURES
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.

We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described below. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, these non-GAAP measures are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these
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Prudential Financial, Inc. Fourth Quarter 2024 Earnings Release	Page 5
measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. Additional historic information relating to our financial performance is located on our website at investor.prudential.com.

Adjusted operating income is a non-GAAP measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net, and related charges and adjustments”. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as capital and other factors.

Realized investment gains (losses) within certain businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments, are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Adjusted operating income also excludes investment gains and losses on assets supporting experience-rated contractholder liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income. Additionally, adjusted operating income excludes impact of annual assumption updates and other refinements included in the above items.

Adjusted operating income excludes “Change in value of market risk benefits, net of related hedging gains (losses)”, which reflects the impact from changes in current market conditions, and market experience updates, reflecting the immediate impacts in current period results from changes in current market conditions on estimates of profitability, which we believe enhances the understanding of underlying performance trends. Adjusted operating income also excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations, and discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP. Additionally, adjusted operating income excludes other items, such as certain components of the consideration for acquisitions, which are recognized as compensation expense over the requisite service periods, and goodwill impairments. Earnings attributable to noncontrolling interests is presented as a separate component of net income under GAAP and excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

Adjusted operating income does not equate to “Net income” as determined in accordance with U.S. GAAP. Adjusted operating income is not a substitute for income determined in accordance with U.S. GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above.

Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss), the cumulative change in fair value of funds withheld embedded derivatives, and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.
FOOTNOTES
(1)Highly liquid assets predominantly include cash, short-term investments, U.S. Treasury securities, obligations of other U.S. government authorities and agencies, and/or foreign government bonds. For more information about highly liquid assets, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations
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Prudential Financial, Inc. Fourth Quarter 2024 Earnings Release	Page 6
– Liquidity and Capital Resources” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(2)For more information about assets under management, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Segment Measures” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(3)For more information about constant dollar basis sales, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations by Segment – International Businesses” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.5 trillion in assets under management as of December 31, 2024, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for nearly 150 years. For more information, please visit news.prudential.com.

MEDIA CONTACT: YeaJin Kim, YeaJin.Kim@prudential.com
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Financial Highlights
(in millions, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Adjusted operating income (loss) before income taxes (1):
PGIM	$259	$172	$875	$713
U.S. Businesses	860	964	3,728	3,737
International Businesses	742	748	3,106	3,183
Corporate and Other	(490)	(653)	(1,783)	(2,034)
Total adjusted operating income (loss) before income taxes	$1,371	$1,231	$5,926	$5,599
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	$(1,525)	$338	$(2,150)	$(2,510)
Change in value of market risk benefits, net of related hedging gains (losses)	(77)	216	(397)	56
Market experience updates	60	(78)	(52)	110
Divested and Run-off Businesses:
Closed Block division	(52)	(50)	(113)	(100)
Other Divested and Run-off Businesses	(20)	43	30	21
Equity in earnings of joint ventures and other operating entities and earnings attributable to noncontrolling interests and redeemable noncontrolling interests	97	(26)	(16)	(68)
Other adjustments (2)	(3)	(12)	(19)	(36)
Total reconciling items, before income taxes	(1,520)	431	(2,717)	(2,527)
Income (loss) before income taxes and equity in earnings of joint ventures and other operating entities	$(149)	$1,662	$3,209	$3,072
Income Statement Data:
Net income (loss) attributable to Prudential Financial, Inc.	$(57)	$1,317	$2,727	$2,488
Income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests	130	9	119	20
Net income (loss)	73	1,326	2,846	2,508
Less: Earnings attributable to noncontrolling interests and redeemable noncontrolling interests	130	9	119	20
Income (loss) attributable to Prudential Financial, Inc.	(57)	1,317	2,727	2,488
Less: Equity in earnings of joint ventures and other operating entities, net of taxes and earnings attributable to noncontrolling interests and redeemable noncontrolling interests	(94)	14	25	29
Income (loss) (after-tax) before equity in earnings of joint ventures and other operating entities	37	1,303	2,702	2,459
Less: Total reconciling items, before income taxes	(1,520)	431	(2,717)	(2,527)
Less: Income taxes, not applicable to adjusted operating income (loss)	(489)	54	(831)	(606)
Total reconciling items, after income taxes	(1,031)	377	(1,886)	(1,921)
After-tax adjusted operating income (loss) (1)	1,068	926	4,588	4,380
Income taxes, applicable to adjusted operating income	303	305	1,338	1,219
Adjusted operating income (loss) before income taxes (1)	$1,371	$1,231	$5,926	$5,599

See footnotes on last page.

Financial Highlights
(in millions, except per share data, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Earnings per share of Common Stock:
Net income (loss) attributable to Prudential Financial, Inc.	$(0.17)	$3.61	$7.50	$6.74
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(4.27)	0.94	(5.98)	(6.88)
Change in value of market risk benefits, net of related hedging gains (losses)	(0.22)	0.60	(1.10)	0.15
Market experience updates	0.17	(0.22)	(0.14)	0.30
Divested and Run-off Businesses:
Closed Block division	(0.15)	(0.14)	(0.31)	(0.27)
Other Divested and Run-off Businesses	(0.06)	0.12	0.08	0.06
Difference in earnings allocated to participating unvested share-based payment awards	0.02	(0.01)	0.06	0.06
Other adjustments (2)	(0.01)	(0.03)	(0.05)	(0.10)
Total reconciling items, before income taxes	(4.52)	1.26	(7.44)	(6.68)
Less: Income taxes, not applicable to adjusted operating income (loss)	(1.39)	0.19	(2.32)	(1.54)
Total reconciling items, after income taxes	(3.13)	1.07	(5.12)	(5.14)
After-tax adjusted operating income (loss)	$2.96	$2.54	$12.62	$11.88
Weighted average number of outstanding common shares - basic	355.4	360.3	357.5	363.5
Weighted average number of outstanding common shares - diluted	357.3	361.0	359.3	364.6
For earnings per share of Common Stock calculation:
Net income (loss) attributable to Prudential Financial, Inc.	$(57)	$1,317	$2,727	$2,488
Less: Earnings allocated to participating unvested share-based payment awards	5	14	32	29
Net income (loss) attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$(62)	$1,303	$2,695	$2,459
After-tax adjusted operating income (loss) (1)	$1,068	$926	$4,588	$4,380
Less: Earnings allocated to participating unvested share-based payment awards	12	10	53	50
After-tax adjusted operating income (loss) for earnings per share of Common Stock calculation (1)	$1,056	$916	$4,535	$4,330
Prudential Financial, Inc. Equity (as of end of period):
GAAP book value (total PFI equity) at end of period	$27,872	$27,820
Less: Accumulated other comprehensive income (AOCI)	(6,711)	(6,504)
GAAP book value excluding AOCI	34,583	34,324
Less: Cumulative change in fair value of funds withheld embedded derivatives	141	(181)
Less: Cumulative effect of foreign exchange rate remeasurement and currency translation adjustments corresponding to realized gains (losses)	34	(518)
Adjusted book value	$34,408	$35,023
End of period number of common shares - diluted	359.1	362.4
GAAP book value per common share - diluted	77.62	76.77
GAAP book value excluding AOCI per share - diluted	96.30	94.71
Adjusted book value per common share - diluted	95.82	96.64

See footnotes on last page.

Financial Highlights
(in millions, or as otherwise noted, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
PGIM:
PGIM:
Assets Managed by PGIM (in billions, as of end of period):
Institutional customers	$620.2	$582.6
Retail customers	370.9	330.3
General account	384.1	385.2
Total PGIM	$1,375.2	$1,298.1
Institutional Customers - Assets Under Management (in billions):
Gross additions, excluding money market	$23.6	$20.5	$101.4	$67.7
Net additions (withdrawals), excluding money market	$(0.5)	$(6.3)	$12.2	$(23.3)
Retail Customers - Assets Under Management (in billions):
Gross additions, excluding money market	$19.0	$14.8	$65.6	$51.9
Net additions (withdrawals), excluding money market	$0.2	$(7.2)	$1.4	$(15.1)
U.S. Businesses:
Retirement Strategies:
Institutional Retirement Strategies:
Gross additions	$10,249	$14,287	$36,331	$28,498
Net additions (withdrawals)	$4,122	$8,124	$11,004	$3,215
Total account value at end of period, net	$279,191	$258,417
Individual Retirement Strategies:
Actively-Sold Protected Investment and Income Solutions and, Discontinued Traditional VA and Guaranteed Living Benefits:
Gross sales (3)	$3,636	$2,102	$14,038	$7,604
Sales, net of full surrenders and death benefits	$765	$234	$2,974	$869
Total account value at end of period, net	$127,120	$117,911
Group Insurance:
Annualized New Business Premiums (4):
Group life	$38	$41	$289	$296
Group disability	25	19	261	235
Total	$63	$60	$550	$531
Individual Life:
Annualized New Business Premiums (4):
Term life	$35	$33	$134	$120
Universal life	24	27	85	81
Variable life	267	145	687	536
Total	$326	$205	$906	$737
International Businesses:
International Businesses:
Annualized New Business Premiums (4)(5):
Actual exchange rate basis	$498	$598	$2,122	$2,087
Constant exchange rate basis	$519	$595	$2,171	$2,049

See footnotes on last page.

Financial Highlights
(in billions, as of end of period, unaudited)

	December 31,
	2024	2023
Assets and Assets Under Management and Administration:
Total assets	$735.6	$721.2
Assets under management (at fair market value):
PGIM	$1,375.2	$1,298.1
U.S. Businesses	112.6	123.9
International Businesses	18.4	17.9
Corporate and Other	6.2	9.7
Total assets under management	1,512.4	1,449.6
Assets under administration	173.5	181.5
Total assets under management and administration	$1,685.9	$1,631.1

(1)	Adjusted operating income is a non-GAAP measure of performance. See NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(2)	Represents adjustments not included in the above reconciling items, including certain components of consideration for business acquisitions, which are recognized as compensation expense over the requisite service periods.

(3)	Includes Prudential FlexGuard and FlexGuard Income, Prudential Premier Investment, MyRock, Private Placement Variable Annuity and all fixed annuity products. Excludes discontinued traditional variable annuities and guaranteed living benefits.

(4)	Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the Company’s domestic individual life and international operations are included in annualized new business premiums based on a 10% credit.

(5)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 129 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.